                                                                      Exhibit 11
                                                                      ----------

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
             -------------------------------------------------------
                Statements Re: Computation of Per Share Earnings
                ------------------------------------------------
                      (In thousands, except per share data)


                                                                              Three Months Ended               Six Months Ending
                                                                                   June 30,                         June 30
                                                                               -----------------              -------------------
                                                                               1996         1995              1996           1995
                                                                               ----         ----              ----           ----
Shares Outstanding
   For computation of primary net
     income per share -
     Weighted average                                                        17,231         18,151           17,232          18,152
                                                                             ======         ======           ======          ======

   For computation of fully diluted
     net income per share -

     Weighted average, without regard to exercise
     of shares under share option,
     restricted stock or employee incentive
     plans                                                                   17,171         18,110           17,160          18,100

     Weighted average of outstanding
     shares issued under restricted
     stock plan                                                                  60             41               65              45

     Weighted average of shares issued
     under employee incentive plan                                              ---            ---                7               7
                                                                             ------         ------           ------          ------

Adjusted shares outstanding                                                  17,231         18,151           17,232          18,152
                                                                             ======         ======           ======          ======

Net income(1):

   Net income applicable to shares of beneficial interest
    (used for computing primary and fully diluted
    net income per share):                                                   $  973       $  1,312           $   96        $ 27,424
                                                                             ======       =========          ======        ========

Net Income per share of beneficial interest -- primary and fully diluted:

   Income before cumulative effect of
    accounting change                                                           .06            .07              .01            1.74

   Cumulative effect of change in accounting
    for internal leasing costs                                                  ---            ---              ---          ( .24)
                                                                             ------         ------           ------          ------
   Net Income                                                                $  .06        $   .07          $   .01         $  1.50
                                                                             ======        =======          =======         =======

(1) Net income for 1995 has been restated to reflect the change in accounting method for internal leasing costs which was adopted retroactively to the first quarter of 1995.



                                       8